TRANSITION SERVICES AGREEMENT

     This Transition Services Agreement (this "Agreement") is made and entered into as of the Stage I Closing date under the Alliance Agreement (the "Effective Date"), by and between Cellco Partnership, a Delaware general partnership, for and on behalf of itself and its affiliates (collectively referred to herein as "CELLCO"), and Vodafone AirTouch Plc, an English public limited company, for and on behalf of itself and its affiliates (collectively referred to herein as "VODAFONE"). CELLCO and VODAFONE are each referred to herein as a Party, and collectively as the Parties.

                                R E C I T A L S

     WHEREAS, Vodafone AirTouch Plc and Bell Atlantic Corporation ("Bell Atlantic") entered into the U.S. Wireless Alliance Agreement dated September 21, 1999, under which Vodafone AirTouch Plc and Bell Atlantic agreed to convey certain assets to CELLCO (the "Alliance Agreement");

     WHEREAS, VODAFONE will continue to conduct business in the United States after the Stage I Closing contemplated by the Alliance Agreement and defined in the Alliance Agreement;

     WHEREAS, as a part of the Alliance Agreement it is contemplated that VODAFONE will convey all right, title, and interest to certain assets to CELLCO at the time of the Stage I Closing;

     WHEREAS, each Party will need certain services from the other during the term hereof on the terms set forth below;

     NOW, THEREFORE, in consideration of the premises hereof and the mutual promises contained herein and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I

                              TRANSITION SERVICES

     1.1 Transition Services. This Agreement sets forth the terms and conditions for the provision by each Party to the other of various transition services and products, as described herein and in Schedule A attached hereto (the "Transition Services").

     1.2 Provision of Transition Services. To the extent commercially reasonable, the Parties will work together and begin the process of migrating off of the relevant Transition Service such that the completion of the migration of the Transition Services shall occur as soon as possible after the Effective Date. The Transition Services will

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begin on the Effective Date and continue through the expiration of the Term, as such term is defined in Section 2.1 below. The Party providing services shall provide or cause to be provided each of the Transition Services for the time set forth in Schedule A, except (a) as automatically modified by termination of a Transition Service by a receiving Party in accordance with this Agreement,
(b) as otherwise agreed to by the parties in writing, or (c) until the termination of this Agreement.

     1.3 Purchase of Additional or Modified Transition Services. From time to time, one Party may request the other to provide additional or modified Transition Services that are not described in Schedule A. The Party receiving the request will use commercially reasonable efforts to accommodate any reasonable requests, but is not bound to provide such additional or modified services unless it agrees to do so.

     1.4 Joint Procurement. During and after the Term of this Agreement, as CELLCO is negotiating volume purchase agreements for goods and services in connection with the Transitional Services described in Schedule A that VODAFONE's United States business may also wish to purchase, CELLCO will use commercially reasonable efforts to permit VODAFONE's United States business to purchase under such volume purchase agreements for use in the United States.. VODAFONE shall (i) periodically inform CELLCO of the types of such volume purchase agreements in which it wishes to be included, (ii) be solely liable for all obligations for its purchases under such agreements and deliver to CELLCO a written acknowledgment of the same prior to CELLCO entering into an arrangement including goods for VODAFONE's United States business, and (iii) indemnify CELLCO against all third-party claims arising out of or related to such VODAFONE purchases. VODAFONE acknowledges that it would not be commercially reasonable, for example and without limitation, to insist that it sign the CELLCO contract with the Vendor or for Cellco to expend efforts with respect to a vendor that would be adverse to or would not want to include VODAFONE's United State Business for any reason. For purposes of this Agreement, "VODAFONE's United States Business" means the business of the Headquarters of the US/Asia-Pacific Region, Globalstar USA, Global Technology Group and Global Internet Group of VODAFONE..

                                   ARTICLE II

                            TERM AND CONTACT PERSONS

     2.1 Term. The term (the "Term") of this Agreement shall commence as of the Effective Date and shall continue until the earlier of each Party migrating off of all the Transition Services it is allowed to receive hereunder or 11months after Stage I Closing, with each Party having a right to one 30 day extension upon notice to the other, subject to earlier termination pursuant to Article IX or written agreement otherwise by the parties. The end of the Term is also referred to herein as the "Expiration Date" of this Agreement. Section 9.2 hereof enables a receiving Party to terminate any one or more Transition Services upon 30-days advance notice to the providing Party without affecting the Term.

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     2.2 Contact Persons. Each Party shall appoint a person or persons for the purpose of coordinating the provision of the Transition Services.

                                  ARTICLE III

                     COMPENSATION AND PAYMENT ARRANGEMENTS
                            FOR TRANSITION SERVICES

     3.1 Grace Period. There shall be a "grace" period of 120 days from and after the Effective Date (the "Grace Period"), during which the Parties have agreed not to charge each other for the provision of Transition Services. However, the parties will cooperate to expeditiously establish, where practical, direct billing arrangements with third-party suppliers of Transition Services, so that charges will be billed directly to the party which incurred such charges.

     3.2 Compensation for Transition Services. Upon expiration of the Grace Period, unless otherwise provided in Section 3.1 or Schedule A, the total compensation payable by a receiving Party to a providing Party for each and every Transition Service shall be an amount equal to the providing Party's (or its applicable affiliates') total costs, as calculated and determined in accordance with this Section 3.2 (the "Total Costs"). For purposes of this Agreement, the Total Costs per each Transition Service, and on a per unit basis where applicable, shall include all reasonable costs and expenses directly or indirectly incurred by the providing Party in connection with the performance of such Transition Service.

     3.3 Audit Rights. The receiving Party shall have an annual right to audit, at its expense and by hiring an outside auditor, all data, records and information related to the reimbursement of Total Costs under this Agreement, which audit shall be performed at the same time as the providing Party's annual audit to minimize the disruption to providing Party's business. Where possible, Total Costs shall be established by using the providing Party's then-current cost allocations for such Transition Services.

     3.4 Payment Terms. The receiving Party shall pay by electronic funds transfer or other method satisfactory to the Parties, in full, the undisputed amount of the monthly invoiced amount within 30 days after the date the providing Party's monthly invoice was received. The format of such invoice shall include, without limitation, the applicable Transition Service, the billing period, applicable rates and/or units, and such other information as the receiving Party may reasonably request. Any undisputed amount not received by the payment due date shall be subject to a late payment charge equal to the balance overdue times the "prime" rate per annum, as announced from time to time by Bank of America, for the number of calendar days from the payment due date up to and including the date payment is actually made. Should the receiving Party dispute any portion of the amount due on any invoice or require any adjustment to an invoiced amount, the receiving Party shall notify the providing Party in writing of the nature and basis

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of the dispute and/or adjustment as soon as reasonably possible using the dispute resolution procedures set forth in Article IV of this Agreement. The Parties shall use reasonable best efforts to resolve the dispute prior to the payment due date.

                                   ARTICLE IV

                               DISPUTE RESOLUTION

     4.1 Dispute Resolution Procedures. If a dispute arises between the Parties with respect to the terms and conditions of this Agreement, or any subject matter governed by this Agreement (excluding disputes regarding a Party's compliance with the provisions of Article X or in the case of suit to compel compliance with this dispute resolution process or with the provisions of this Article) (a "Dispute") the Parties agree to use and follow this dispute resolution procedure before initiating any judicial action. At such time as the dispute is resolved under this Article, interest (at the rate specified in Section 3.4) shall be paid to the Party receiving the disputed moneys to compensate for the lapsed time between the date such dispute amount originally was paid or should have been paid through the date moneys are paid in settlement of the dispute.

     4.2 Claims Procedures. If a Party shall have a Dispute, that Party shall provide written notification to the other Party in accordance with Section 8.1 of this Agreement, in the form of a claim identifying the issue or amount disputed and including a detailed reason for the claim. The Party against whom the claim is made shall respond in writing to the claim within 15 calendar days from the date of receipt of the claim document. The Party filing the claim shall have an additional 15 calendar days after the receipt of the response to either accept the resolution offered by the other Party or request implementation of the procedures set forth in Section 4.3 (the "Escalation Procedures"). Failure to meet the time limitations set forth in this Section will result in implementation of the Escalation Procedures unless otherwise agreed by the Parties.

     4.3 Escalation Procedure. At the written request of a Party involved in the Dispute and in compliance with Section 4.2, each Party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any unresolved disputes or claims arising under this Agreement. The Parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. The business representatives will meet and attempt to resolve the Dispute within 15 business days of receiving the written request. If they can resolve the Dispute within that time period, it will be memorialized in a written settlement and release agreement, executed within 5 business days thereafter. If they can not resolve the Dispute within that time period, then the Parties may resort to judicial action or other remedies. The Parties may vary the duration and form of this Escalation Procedure by mutual written agreement.

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                                   ARTICLE V

                            LIMITATION OF LIABILITY

     If a Party shall breach any covenant, agreement, or undertaking required of it by this Agreement, the liability of such Party shall be limited to actual damages. Neither Party shall be liable to the other for any indirect, special, punitive, or consequential damage of any kind whatsoever. ARTICLE VI

                                INDEMNIFICATION

     6.1 General. To the extent not prohibited by law, and except as otherwise provided in this Agreement, each Party shall indemnify, defend and hold harmless the other Party from and against any third party loss, cost, injury, liability, expense or claim caused or arising out of or based upon performance of the indemnifying Party's obligations hereunder.

     6.2 Indemnification Procedure. A Party which is seeking indemnification pursuant to this Article shall notify the other Party in reasonable detail of the event(s) giving rise to such claim for indemnification within 15 business days after the indemnified Party has actual knowledge of such event(s). The indemnifying Party shall not have any liability to the indemnified Party to the extent it is materially prejudiced as a result of any delay in notification by the indemnified Party nor shall the indemnifying Party be responsible for any additional loss incurred by the indemnified Party due to such delay by the indemnified Party. The indemnifying Party shall have the right to undertake the defense of any claim upon delivery of notice to the indemnified Party with respect to such claim. Such defense shall be made with counsel reasonably acceptable to the indemnified Party. If the indemnifying Party fails to undertake the defense of the indemnified Party within such time period, the indemnified Party may retain its own counsel for such defense, and the indemnified Party's reasonable attorney's fees and expenses related to such claim shall be paid by the indemnifying Party. Neither Party shall, without the consent of the other Party, agree to any non-monetary settlement of the indemnified claim.

                                  ARTICLE VII

                                 FORCE MAJEURE

     Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, nuclear accidents, floods, strikes, power blackouts affecting facilities other

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than CELLCO facilities of a kind commonly protected by redundant power systems, unless such redundant power systems are also affected by such Force Majeure condition. Upon the occurrence of a condition described in this Article, the Party whose performance is prevented shall given written notice to the other Party, and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both parties, of such conditions.

                                  ARTICLE VIII

                              NOTICES AND DEMANDS

     8.1 Notices. Except as otherwise provided under this Agreement (including Schedule A), all notices, demands or requests which may be given by any Party to the other Party shall be in writing and shall be deemed to have been duly given on the date delivered in person, or sent via telefax, or on the next business day if sent by overnight courier, or on the date of the third business day after deposit, postage prepaid, in the United States Mail via Certified Mail return receipt requested, and addressed as set forth below:

     If to CELLCO, to:
                          Cellco Partnership
                          180 Washington Valley Road
                          Bedminster, NJ  07921
                          Attention:  Controller
                          With a copy to:  General Counsel, at the same address

     If to VODAFONE, to:
                          Vodafone AirTouch Plc
                          One California Street
                          San Francisco, CA 94111
                          Attention:  President, U.S./Asia Pacific Region

                          With a copy to:  General Counsel, at the same address

     8.2 Change of Address. The address to which such notices, demands, requests, elections or other communications are to be given by either Party may be changed by written notice given by such Party to the other Party pursuant to this Section.

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                                   ARTICLE IX

                                    REMEDIES

     9.1 Remedy Upon Material Breach. In the event of material breach of any provision of this Agreement by a Party, the non-defaulting Party shall give the defaulting Party written notice, and:

          (a) If such breach is for non-payment of an amount that is not in dispute, the defaulting Party shall cure the breach within 15 calendar days of such notice. If the defaulting Party does not cure such breach by such date, then the defaulting Party shall pay the non-defaulting Party the undisputed amount, any interest that has accrued hereunder through the expiration of the cure period plus an additional amount of interest equal to 2% per annum above the "prime rate" as announced from time to time by Bank of America for each day of continuing non-payment. The parties agree that this rate of interest constitutes reasonable liquidated damages and not an unenforceable penalty.

          (b) If such breach is for any other material failure to perform in accordance with this Agreement, the defaulting Party shall cure such breach within 30 calendar days of the date of such notice. If the defaulting Party does not cure such breach within such period, then the defaulting Party shall pay the non-defaulting Party all of the non-defaulting Party's actual damages, subject to Article V above.

     9.2 Termination of Transition Services and Agreement for Convenience. The receiving Party shall have the right to terminate any Transition Service, in whole or in part, upon 30 days prior written notice to the Providing Party. In the unlikely event that the receiving Party shall not be able to complete its migration of the Transition Services by the Expiration Date, the receiving Party shall have the right to request and cause providing Party to provide up to 30 days of additional Transition Services to receiving Party. If all Transition Services provided to the receiving Party shall have been migrated or terminated under this provision prior to the Expiration Date, then receiving Party shall have the right to terminate this Agreement as to that Party by giving written notice to the providing Party.

     9.3 Transitional Cooperation. The providing Party will give full cooperation and support to the receiving Party to assure an orderly and efficient transition.

     9.4 Survival Upon Expiration or Termination. The provisions of [OPEN:
Section 1.4,] Article IV (Dispute Resolution), Article V (Limitation of Liability), Article VI (Indemnification), Article VIII (Notices and Demands),
Article X (Confidentiality), and Article XII (Miscellaneous) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties.

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                                   ARTICLE X

                                CONFIDENTIALITY

     10.1 Confidentiality Obligation. All information disclosed by a Party to the other Party during the negotiations and the Term of this Agreement ("Proprietary Information") (a) shall be the property of the disclosing Party,
(b) shall be used solely for the purposes of administering and otherwise implementing the terms of this Agreement and (c) shall be protected by the Party receiving such Proprietary Information in accordance with the terms of this Article.

     10.2 Non-Disclosure Covenant. Each Party agrees that they shall not disclose any Proprietary Information of the other Party in whole or in part, including derivations, to any third Party. Proprietary Information shall be held in confidence by the receiving Party and its employees, contractors or agents and shall be disclosed to only those of the receiving Party's employees, contractors or agents who have a need to know it in connection with the administration and implementation of this Agreement. In the event that such Proprietary Information is not otherwise already included within the scope of a confidentiality agreement with such contractors and agents, the receiving Party shall cause such contractors and agents to comply with the provisions of this Article.

     10.3 Exceptions. Information shall not be deemed Proprietary Information and the receiving Party shall have no obligation with respect to any such information which:

          (a) is or becomes publicly known through no wrongful act, fault or negligence of the receiving Party; or

          (b) was known by the receiving Party prior to disclosure and the receiving Party was not under a duty of non-disclosure, or is at any time developed by the receiving Party independently of any such disclosure; or

          (c) was disclosed to the receiving Party by a third Party who was free of of confidentiality to the Party providing the information; or

          (d) is approved for release by written authorization of the disclosing Party; or

          (e) is furnished to a third Party by the disclosing Party without a similar restriction on the third Party's rights.

     10.4 Confidentiality of this Agreement; Protective Arrangements.

     (a) The parties acknowledge that this Agreement contains commercially confidential information that may be considered proprietary by either Party, and agree to

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limit distribution of this Agreement to those individuals in their respective companies with a need to know the contents of this Agreement. In no event may this Agreement be shown to any third parties by VODAFONE or CELLCO without the prior written consent of the other Party, except as may be necessary by reason of legal, accounting or regulatory requirements or national stock exchange rules, in which event the parties agree to exercise diligence in limiting such disclosure to the minimum necessary under the particular circumstances.

     (b) In addition, each Party agrees to give notice to the other Party of any demands to disclose or provide Proprietary Information received from the other under lawful process prior to disclosing or furnishing Proprietary Information, and agrees to cooperate in seeking reasonable protective arrangements requested by the other Party. In addition, a Party may disclose or provide Proprietary Information of the other Party requested by a government agency or national stock exchange having jurisdiction over the disclosing Party; provided that such Party uses its reasonable good faith efforts to obtain protective arrangements satisfactory to the Party owning the Proprietary Information. The Party owning the Proprietary Information may not unreasonably withhold approval of protective arrangements.

                                   ARTICLE XI

                OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS

     11.1 Compliance with Laws. Each Party shall comply, at its own expense, with the provisions of all applicable municipal requirements and those state and federal laws that may be applicable to the performance of this Agreement.

     11.2 Performance. Each Party represents and warrants that it is experienced and qualified to perform the Transition Services and that all Transition Services, shall be performed in a timely, thorough and professional manner at least at a performance level equal to the level in which the Party has provided the same or similar services on average in the past and to its own markets.

     11.3 Personnel. Each Party represents and warrants that the Transition Services will be performed by individuals in a manner providing quality at standards no lower than the quality provided by that Party on average in the past and to its own markets.

     11.4 Equipment and Software. Each Party shall keep the equipment and software used to provide the Transition Services in good working order and repair with sufficient capacity to perform the Transition Services concurrent with the equipment's and software's other use for that Party, if any.

     11.5 Affect on Party's Business and End Users. All Transition Services shall be performed and completed as soon as reasonably practicable and in a manner that

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reasonably would not adversely affect the receiving Party's business, customers, and/or end users.

     11.6 Books and Records. All financial records regarding Transition Services shall be maintained in accordance with generally accepted accounting principles consistently applied.

                                  ARTICLE XII

                                 MISCELLANEOUS

     12.1 Relationship of the Parties. The parties declare and agree that each Party is engaged in a business that is independent from that of the other Party and each Party shall perform its obligations as an independent contractor. It is expressly understood and agreed that nothing contained herein is intended to create an agency relationship or a partnership or joint venture. Neither Party is an agent of the other. Neither Party has authority to represent the other Party as to any matters, except as authorized herein or in writing by the other Party from time to time.

     12.2 Providing Party Employees. The providing Party shall be solely responsible for payment of compensation to its employees and for any injury to them in the course of their employment. The providing Party shall assume full responsibility for payment of all federal, state, and local taxes or contributions imposed or required under unemployment insurance, social security, and income tax laws with respect to such persons.

     12.3 Assignment. Neither Party may assign, transfer, or convey any right, obligation or duty, in whole or in part, or of any other interest under this Agreement, without the prior written consent of the other Party, except that either Party shall have the right to assign, transfer, or convey its rights, obligations, and duties to any affiliate or in connection with the Alliance Agreement and, in the case of Cellco, the GTE Agreement, provided, however, that any such assignment, transfer, or conveyance shall not relieve such transferring or assigning Party of liability for its responsibilities and obligations. All obligations and duties of a Party under this Agreement shall be binding on all successors in interest and permitted assigns of such Party. Each Party may use its affiliates or subcontractors to perform the Transition Services hereunder provided that such use shall not relieve such Party of liability for its responsibilities and obligations.

         12.4 Severability. In the event that any one or more of the provisions contained herein shall for any reason be held to unenforceable in any respect under law, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein, unless the removal of such offending terms or provision materially alters the burdens or benefits of either of the parties under this Agreement or Schedule A, in which case the parties will use their commercially reasonable efforts to agree upon an

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enforceable provision which most closely approximates the parties intent in entering into this Agreement..

     12.5 Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the parties and their affiliates and not for any other person. Should any third Party institute proceedings, this Agreement shall not provide any such person with any remedy, claim, liability, reimbursement, cause of action, or other right.

     12.6 Governing Law. Except as otherwise expressly provided in this Agreement, this Agreement shall be deemed to be a contract made under the laws of the State of New York and the construction, interpretation, and performance of this Agreement and all transactions hereunder shall be governed by the substantive law of such State, without reference to its conflicts of laws rules.

     12.7 Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

     12.8 Construction. The headings and numbering of articles, sections and paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning, or interpretation of this Agreement or the particular Article or Section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.

     12.9 Entire Agreement. This Agreement, including all attachments, constitutes the entire Agreement between the parties, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings, with respect to the Transition Services to be provided by the Parties to each other hereunder.

     12.10 Amendments and Waivers. This Agreement may be amended only by written agreement signed by duly authorized representatives of each Party. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the Party against whom such waiver or consent is claimed. No course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.

     12.11 Remedies Cumulative. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by law or equity in case of any breach or

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threatened breach by the other Party of any provision in this Agreement. Unless otherwise provided for under this Agreement, use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.

     14.12 Taxes. All charges and fees to be paid to providing Party under this Agreement are exclusive of any applicable taxes required by law to be collected from the receiving Party (including, without limitation, withholding, sales, use, excise, or services tax, which may be assessed on the provision of Transition Services). In the event that a withholding, sales, use, excise, or services tax is assessed on the provision of any of the Transition Services under this Agreement, the receiving Party will pay directly, reimburse or indemnify providing Party for such tax. The parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.

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             [SIGNATURE PAGE OF THE TRANSITION SERVICES AGREEMENT]


     IN WITNESS WHEREOF, the parties, acting through their authorized officers, have caused this Agreement to be duly executed and delivered as of the date first above written.

                                           CELLCO PARTNERSHIP
                                           By its managing general partner


                                           By: /s/ S. Mark Tuller
                                              ----------------------------------
                                              Name:  S. Mark Tuller
                                              Title:


                                           VODAFONE AIRTOUCH PLC


                                           By: /s/ Arun Sarin
                                              ----------------------------------
                                              Name:  Arun Sarin
                                              Title: Chief Executive Officer

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